Exhibit 5.1

February 21, 2017

Board of Directors

Arch Therapeutics, Inc.

235 Walnut Street, Suite 6

Framingham, MA 01702

Gentlemen:

We have acted as special Nevada counsel to Arch Therapeutics, Inc. (the “Company”) in connection with the sale and issuance of up to 10,166,664 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock” and such shares, the “Shares”) and Series F Warrants (the “Warrants”) to purchase up to an aggregate of 5,591,664 shares of Common Stock (the “Warrant Shares”) pursuant to the Registration Statement on Form S-3 (File No. 333-213878) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and declared effective by the Commission on October 20, 2016. The Shares and Warrants are to be sold to certain accredited investors pursuant to a Securities Purchase Agreement dated February 20, 2017 (the “SPA”).

As the special Nevada counsel to the Company in connection with the proposed potential issuance and sale of the above-referenced Shares, Warrants and Warrant Shares, we have examined the actions taken by the Company in connection with the authorization of the issuance of the Shares, the Warrants, and the Warrant Shares, and such documents as we have deemed necessary to render this opinion.

Based upon and subject to the foregoing, it is our opinion that (i) the Shares, when issued and sold in accordance with the terms and conditions of the SPA, will be validly issued, fully paid and nonassessable; (ii) the Warrants have been duly and validly authorized and when issued and sold in accordance with the terms and conditions of the SPA, will be valid and binding obligations of the Company; and (iii) the Warrant Shares have been duly authorized and, when issued in accordance with the terms and conditions of the respective Warrants (including the due payment of any exercise price therefore specified in the Warrants), will be validly issued, fully paid and non-assessable.

100 W. Liberty Street 10th floor reno, nevada 89501 p.o. box 2670, reno, nevada 89505 775-788-2000 · FAX 775-788-2020	ATTORNEYS AT LAW www.mcdonaldcarano.com	2300 west sahara avenue Suite 1200 LAS VEGAS, NEVADA 89102 702-873-4100 FAx 702-873-9966

February 21, 2017

Our opinion is limited to the Nevada Revised Statutes. We express no opinion as to the effect of the law of any other jurisdiction. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated February 21, 2017. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,

/s/ McDONALD CARANO WILSON LLP

McDONALD CARANO WILSON LLP